Exhibit 99.1

Independent Auditors’ Report

The Board of Directors
Petroleum Geo-Services ASA:

We have audited the accompanying combined balance sheets of the Onshore Group, owned by Petroleum Geo-Services ASA, (the Company or the Onshore Group) as of December 31, 2009 and 2008 and the related combined statements of operations, changes in parent net invested capital, and cash flows for each of the years in the three year period ended December 31, 2009. These combined financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. Our audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in note 2 to the combined financial statements, the accompanying combined financial statements have been prepared from the separate records maintained by the Company and may not necessarily be indicative of the conditions that would have existed or the results of operations if the Company had been operated as an unaffiliated entity.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Onshore Group owned by Petroleum Geo-Services ASA as of December 31, 2009 and 2008, and the results of its operations and its cash flows for each of the three years in the three year period ended December 31, 2009 in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

August 11, 2010

Onshore Group

(A Business of Petroleum Geo-Services ASA)

Combined Balance Sheets

	December 31,
	2009	2008
	(In thousands of U.S. Dollars)
ASSETS
Current assets:
Cash and cash equivalents	$12,845	$11,858
Restricted cash	345	335
Accounts receivable	47,508	40,124
Accrued revenues and other receivables	14,059	25,334
Deferred tax assets, current	—	2,166
Other current assets	17,234	14,300
Total current assets	91,991	94,117
Long-term assets:
Property and equipment, net	46,728	57,889
MultiClient library, net	52,328	59,377
Deferred tax assets	309	11,038
Other long-term assets	1,200	880
Licenses, net	114	143
Total long-term assets	100,679	129,327
Total assets	$192,670	$223,444

LIABILITIES AND PARENT NET INVESTED CAPITAL
Current liabilities:
Accounts payable	$4,196	$10,163
Accrued expenses	23,033	14,496
Income taxes payable	9,619	8,689
Deferred tax liability	4,854	—
Total current liabilities	41,702	33,348
Long-term liabilities:
Other long-term liabilities	1,113	8,475
Total long-term liabilities	1,113	8,475
Parent net invested capital	149,855	181,621
Total liabilities and Parent net invested capital	$192,670	$223,444

See the accompanying notes to the combined financial statements.

Onshore Group

(A Business of Petroleum Geo-Services ASA)

Combined Statements of Operations

	Years ended December 31,
	2009	2008	2007
	(In thousands of U.S. Dollars)
Revenues:
Contract	$190,711	$204,463	$164,495
MultiClient pre-funding	1,595	55,958	60,329
MultiClient late sales	2,625	12,653	20,866
Revenues related party (contract)	5,131	5,703	—
Total revenues	200,062	278,777	245,690
Cost of sales	175,312	192,950	159,905
Research and development costs	4,543	16	7
Selling, general and administrative costs	10,157	13,935	14,412
Impairment of MultiClient library	7,761	—	—
Depreciation and amortization	20,958	14,913	10,780
Amortization of MultiClient library	3,270	45,927	54,126
Total operating expenses	222,001	267,741	239,230
Operating (loss) profit	(21,939)	11,036	6,460
Interest income	368	122	55
Interest expense	(10,268)	(13,479)	(12,444)
Other financial items, net	1,788	(3,449)	(13)
Loss before income tax expense	(30,051)	(5,770)	(5,942)
Income tax expense	11,218	13,483	11,629
Net loss	$(41,269)	$(19,253)	$(17,571)

See the accompanying notes to the combined financial statements.

Onshore Group

(A Business of Petroleum Geo-Services ASA)

Combined Statements of Changes in

Parent Net Invested Capital

Parent
Net Invested
Capital
(In thousands of
U.S. Dollars)
Balance at December 31, 2006	$66,334
Comprehensive loss:
Net loss	(17,571)
Transactions with Parent, net	66,266
Balance at December 31, 2007	115,029
Comprehensive loss:
Net loss	(19,253)
Transactions with Parent, net	85,845
Balance at December 31, 2008	181,621
Comprehensive loss:
Net loss	(41,269)
Transactions with Parent, net	9,503
Balance at December 31, 2009	$149,855

See the accompanying notes to the combined financial statements.

Onshore Group

(A Business of Petroleum Geo-Services ASA)

Combined Statements of Cash Flows

	Years ended December 31,
	2009	2008	2007
	(In thousands of U.S. Dollars)
Cash flows provided by operating activities:
Net loss	$(41,269)	$(19,253)	$(17,571)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	24,228	60,840	64,906
Impairment of MultiClient library	7,761	—	—
(Gain) loss on sale of assets	(722)	(648)	29
Deferred income taxes	17,750	6,496	(318)
(Increase) decrease in restricted cash	(10)	494	(492)
Other items	167	217	30
(Increase) decrease in accounts receivable, net	(7,385)	10,127	3,775
Decrease (increase) in unbilled and other receivables	11,275	(17,528)	5,755
Increase in other current assets	(2,934)	(3,444)	(5,848)
Increase in other long-term assets	(320)	(197)	(361)
(Decrease) increase in accounts payable	(5,967)	1,694	(427)
Increase (decrease) in accrued expenses and income taxes payable	9,467	(15,811)	(2,573)
(Decrease) increase in other long-term liabilities	(7,362)	1,465	3,399
Net cash provided by operating activities	4,679	24,452	50,304
Cash flows used in investing activities:
Investment in MultiClient library	(3,983)	(62,853)	(70,202)
Capital expenditures	(10,538)	(36,103)	(25,468)
Investments in other intangible assets	(38)	(156)	—
Proceeds from sale of assets	1,364	705	77
Net cash used in investing activities	(13,195)	(98,407)	(95,593)
Cash flows provided by financing activities:
Transactions with Parent, net	9,503	85,849	53,681
Principal payments under capital leases	—	(6,707)	(6,430)
Net cash provided by financing activities	9,503	79,142	47,251
Net increase in cash and cash equivalents	987	5,187	1,962
Cash and cash equivalents as of January 1	11,858	6,671	4,709
Cash and cash equivalents as of December 31	$12,845	$11,858	$6,671

See the accompanying notes to the combined financial statements.

Notes to the Combined Financial Statements 2009 — Onshore Group

Notes to the Combined Financial Statements

Note 1 — Nature of Business and Organization

The Onshore group (“Onshore” or “the Company”) comprises all of the land seismic operations of the Petroleum Gee-Services ASA group (“PGS”) principally involved in providing seismic operations on land, in shallow water and transition zones, including onshore MultiClient Library. Onshore’s headquarters is in Houston, Texas, U.S.A. The activities include the following legal entities and Onshore divisions of other legal entities, all ultimately owned by Petroleum Geo-Services ASA (“Parent”):

Onshore divisions of the following legal
Onshore legal entities:	entities:
PGS Onshore, Inc.	PGS Geophysical AS
SOH, Inc.	Petroleum Geo-Services Asia Pacific Pte. Ltd.
PGS Onshore (Algeria) EURL	PGS (Malta) Ltd.
PGS Onshore do Brazil Ltda.	PGS (Exploration (UK) Ltd.
PGS Onshore Servicos Ltda.	PGS Mexicana S.A. de C.V.
PGS Onshore (Canada), Inc.	Mutiklient Invest AS
PGS Exploration Morocco SARL	Petroleum Geo-Services ASA
PGS Onshore Peru S.A.C.
PGS Onshore Services S.A.C
PGS Servicios C.A.
PGS Venezuela de C.A.
PGS Administración y Servicios S.A. de C.V.

Note 2 — Summary of Significant Accounting Policies

Basis of presentation and principles of combination

The combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“US GAAP”). The combined financial statements are presented in U.S. Dollars (“$” or “dollars”). The accompanying combined financial statements of Onshore have been prepared from the historical accounting records of the Parent and are presented on a carve-out basis reflecting those certain assets, liabilities, and operations of Onshore. The historical results of operations, financial position, and cash flows of Onshore may not be indicative of what they would have been had Onshore been a separate stand-alone entity, nor are they indicative of what Onshore’s results of operations, financial position and cash flows may be in the future.

Transactions between Onshore and PGS and its subsidiaries are herein referred to as related party transactions (see Note 20). PGS’s net invested capital in these combined financial statements Constitutes PGS’s investments in Onshore and represents the excess of total assets over total liabilities. Net invested capital includes the funding of Onshore through the in-house banking, cash pooling arrangements and related party transactions to and from related parties with PGS (see Note 20), and Onshore’s cumulative net income (loss), including other comprehensive income directly recognized in net invested capital.

All intercompany transactions and balances between Onshore group components have been eliminated in combination.

Notes to the Combined Financial Statements 2009 — Onshore Group

Relationship with Parent

The Company participates in a number of Parent-administered programs. Included in the historical information are costs of certain services such as data processing and technology services, and allocations for certain centralized administration costs for treasury, accounting, auditing, tax, risk management, human resources and benefits administration.

The following is a discussion of the relationship with Parent, the services provided and how they have been accounted for in the Company’s combined financial statements. See also Note 20 for more information on related party transactions.

(a)                    Allocated corporate and shared services costs

The combined financial statements include Onshore’s direct expenses as well as allocations of expenses arising from shared services primarily related to office facilities, information technology, human resources, payroll and marketing. Allocated expenses also include costs relating to the PGS group’s financial accounting and reporting software. These costs are allocated to Onshore on a proportional basis using a basis of allocation that would be expected to reasonably reflect the proportion of Onshore’s incurrence of such costs. Onshore is charged with a service fee for costs related to corporate services provided by the Parent, such as tax, legal, treasury, compliance, business development, investor relations, risk management, executive management, and corporate accounting services. The service fee is based on Parent’s incurred costs of such services, net of any special non-operational project costs, allocated to Onshore based on a proportional basis using a basis of allocation that would be expected to reasonably reflect the proportion of Onshore’s incurrence of such costs.

Corporate and shared services costs were allocated to Onshore based on Onshore’s portion of the following allocation metrics:

•                  Office rent — square feet,

•                  Marketing — revenues,

•                  Other shared services allocated costs — headcount,

•                  Financial accounting and reporting software — estimated percentage utilization of software, and

•                  Service fee from Parent — revenues.

These allocated costs are included in the “Selling, general and administrative costs” line of the combined statements of operations. The total amount allocated for centralized administration costs from Parent for the years ended December 31, 2009, 2008 and 2007 was $11.2 million, $10.4 million and $13.3 million, respectively. These costs represent management’s reasonable allocation of the costs incurred. However, these amounts may not be representative of the costs necessary for the Company to operate as a separate stand-alone company. The “Transactions with Parent, net” line item in the combined statements of changes in Parent net invested capital includes these costs paid by Parent on behalf of the Company.

(b)                    Other transactions with Parent

PGS charges intercompany interest to Onshore calculated based on Onshore’s net intercompany debt to Parent, which is included as part of Parent net invested capital. Parent net invested capital is also adjusted for accrued interest on intercompany borrowings. Intercompany interest was calculated and charged on a monthly basis for all financial periods presented based on LIBOR + 3%. Parent net invested capital includes the net intercompany borrowings resulting from Onshore’s participation in PGS’ centralized cash management program. Parent net invested capital is increased for cash disbursements involving centralized accounts related to Onshore’s operations and investing activities and is reduced to the extent cash collections exceed Onshore’s immediate needs and can be transferred to the Parent. As such, the amounts of cash and cash equivalents recorded on the combined balance sheets do not represent the amounts required or generated by the Onshore business, but rather

Notes to the Combined Financial Statements 2009 — Onshore Group

represent cash and cash equivalents of PGS for which Onshore has legal ownership and is not commingled in its centralized cash function.

(c)                     Guarantees

The Company is a party to agreements under which it may be obligated to indemnify Parent with respect to certain matters. Typically, these obligations arise as a result of contracts entered into between the Company and Parent under which the Company agrees to indemnify Parent against losses arising from a breach of representations and covenants related to matters such as title to assets sold, the collectibility of receivables, specified environmental matters, lease obligations assumed and certain tax matters. The Company’s obligations under these agreements may be limited in terms of time and/or amount, and in some cases the Company may have recourse against Parent for certain payments made by the Company. It is not possible to predict the maximum potential amount of future payments under certain of these agreements, due to the conditional nature of the Company’s obligations and the unique facts and circumstances involved in each particular agreement. Historically, payments made by the Company under these agreements have not had a material effect on Onshore’s business, financial position or results of operations. The Company believes that if it were to incur a loss in any of these matters, such loss would not have a material effect on the Onshore’s business, financial position or results of operations.

The material guarantees for which the maximum potential amount of future payments can be determined, are as follows:

•                              PGS has pledged the shares of PGS Onshore, Inc. as security for certain Parent debt. The Parent net invested capital in PGS Onshore, Inc. as of December 31, 2009 was approximately $103 million.

•                              The Company has outstanding performance bid guarantees of $0.3 million classified as restricted cash as of December 31, 2009 and 2008.

Cash and cash equivalents

The carrying amounts of cash and cash equivalents approximate fair value and include demand deposits and all highly liquid financial instruments purchased with original maturities of three months or less. Cash and cash equivalents that are restricted from the Company’s use are presented separately in the combined balance sheets. Such restrictions primarily relate to cash collateral for bid or performance bonds and restricted cash deposits under contracts.

Foreign currency translation and transactions

Foreign exchange gains and losses resulting from the settlement of foreign currency transactions and from the translation of realized and unrealized monetary assets and liabilities denominated in foreign currencies are recognized in the combined statements of operations.

Operational and capital leases

Operating lease payments are expensed in the combined statements of operations on a straight-line basis over the lease term, except where another systematic basis is more representative of the time pattern in which economic benefits from the leased asset are consumed. Contingent rentals arising under operating leases are expensed in the period in which they are incurred.

Capital leases, which transfer to the Company substantially all the risks and benefits incidental to ownership of the leased item, are capitalized at inception of the lease at the fair value of the leased asset or, if lower, at the present value of the minimum lease payments. Capitalized leased assets are depreciated over the shorter of the estimated useful life of the asset and the lease term, if there is not reasonable certainty that the Company will obtain ownership by the end of the lease term.

Notes to the Combined Financial Statements 2009 — Onshore Group

Credit risk

The Company’s financial assets that are exposed to concentration of credit risk consist of trade receivables from clients. Trade receivables are primarily from independent oil and natural gas companies. The Company manages its exposure to credit risk through ongoing credit evaluations of customers and has provided for potential credit losses through an allowance for doubtful accounts. The allowance for doubtful accounts reflects management’s best estimate of probable losses inherent in accounts receivable from trade customers and is based on a number of factors consisting mainly of aging of accounts, historical experience, customer concentration, customer creditworthiness and current industry and economic trends.

The Company is exposed to credit risk related to off-balance sheet items such as long-term agreements entered into with customers and suppliers. The Company manages its exposure to such risks through continuously monitoring of counterparties.

The Company does not believe that exposure to credit risk is likely to have a material adverse impact on its combined financial position or combined results of operations.

Intangible assets

Intangible assets acquired separately are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. Internally generated intangible assets other than those specified below are expensed as incurred.

MultiClient library

The MultiClient library consists of seismic data surveys to be licensed to customers on a nonexclusive basis. Costs directly incurred in acquiring, processing and otherwise completing seismic surveys are capitalized to the MultiClient library. Costs also include seismic crew mobilization expenditures and capitalized borrowing costs.

The Company records MultiClient library costs in a manner consistent with its capital investment and operating decision analysis, which generally results in each component of the MultiClient library being recorded and evaluated separately. Projects that are covered by the same political regime, with similar geological traits and that are marketed collectively are recorded and evaluated as a group by year of completion.

Amortization of the MultiClient library is based on the ratio between the cost of the survey and the total forecasted sales of data for such survey. On an annual basis the Company categorizes each MultiClient survey into one of four amortization categories with amortization rates of 90%, 75%, 60% or 45% of sales. Classification of each project into a rate category is based on the ratio of its remaining net book value to estimated remaining sales. Each category therefore is comprised of surveys for which the remaining book value as a percentage of estimated remaining sales is less than or equal to the amortization rate applicable to that category.

An integral component of amortization of the MultiClient library is the minimum amortization policy. Under this policy, the book value of each survey or group of surveys of the MultiClient library is reduced to a specified percentage by year-end, based on the age of the survey or group of surveys in relation to its year of completion. This requirement is applied each year-end regardless of future sales estimates for the MultiClient library survey or groups of surveys. The specified percentage generates the maximum permitted book value for each MultiClient library survey or group of surveys as the product of the percentage multiplied by the original book value of the MultiClient library survey or group of surveys at the respective period end. Any additional or “minimum” amortization charges required are then determined through a comparison of the remaining book value to the maximum permitted book value allowed for each survey or group of surveys of the MultiClient library.

Notes to the Combined Financial Statements 2009 — Onshore Group

These specified percentages used to determine the maximum book value of its MultiClient library components are summarized as follows:

Calendar year
after project	5-year	3-year
completion	profile	profile
Year 0 (a)	100%	100%
Year 1	80%	66%
Year 2	60%	33%
Year 3	40%	0%
Year 4	20%
Year 5	0%

(a)           Represents the year in which the survey is classified as completed.

All MultiClient projects have a 5-year profile starting in the year after project completion. All derivative processed products have a 3-year profile starting in the year after data delivery. Derivative products are mainly reprocessing that creates data that can be sold as a separate project.

The Company classifies as amortization expense in its combined statements of operations any impairment of individual MultiClient surveys that are based on changes in project specific expectations and that are not individually material. The Company expects this additional, non-sales related, amortization expense to occur regularly because the Company evaluates each individual project at least annually for impairment or when specific indicators exist. The Company classifies as impairment in its combined statements of operations write-downs related to fundamental changes in estimates affecting a larger part of the Company’s MultiClient library where the effects are material. See impairment of property, equipment and intangibles below.

Research and development costs

Research and development costs are expensed as incurred.

Licenses

Licenses are stated at cost less accumulated amortization. Amortization is calculated on a straight-line basis over the estimated period of benefit, ranging from one to five years.

Property and equipment

Property and equipment are stated at cost, excluding the costs of the day-to-day servicing, less accumulated depreciation and impairment losses. Depreciation is calculated on a straight-line basis over the useful life of the assets based on cost. The estimated useful lives for property and equipment are as follows:

Years
Seismic equipment	3 – 5
Buildings and related leasehold improvements	1 – 10
Fixture, furniture, fittings and office computers	3 – 5

Subsequent expenditures are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of any replaced part is derecognized. All other repairs and maintenance are charged to the combined statements of operations during the financial period in which they are incurred.

Notes to the Combined Financial Statements 2009 — Onshore Group

An item of property and equipment is derecognized upon disposal or when no future economic benefits are expected from its use or disposal. Any gain or loss arising on derecognition of the asset (calculated as the difference between the net disposal proceeds and the carrying amount of the asset) is included in the income statement in the year the asset is derecognized.

Significant spare parts are capitalized with the asset to which they pertain, while other spare parts and consumables are classified as other current assets and stated at cost.

Mobilization and demobilization costs

Mobilization costs relate to onsite project costs such as positioning, deploying and retrieval of equipment at the beginning and end of a project are considered to be mobilization or demobilization costs. The Company includes such costs in the cost of the MultiClient survey or exclusive contract with which the costs are associated. The mobilization and demobilization costs related to MultiClient survey are capitalized as a part of the MultiClient library (see above). Mobilization costs on exclusive surveys are deferred and charged to expense based upon the percentage of completion of the project.

Both for MultiClient and exclusive surveys the estimated probable future economic inflows which are documented at inception must cover the costs capitalized or deferred. If the projects are not able to cover all of the costs which could be capitalized or deferred then only those costs that are recoverable (undiscounted cash inflow of the project or activity undertaken exceeds the undiscounted cash outflow) are capitalized/deferred.

Impairment of property, equipment and intangibles

The Company reviews the carrying amounts of its tangible and intangible assets to determine whether there is any indication that those assets have been impaired. If any such indication exists, or when annual impairment testing for an asset is required, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). An asset’s recoverable amount is its separately identifiable undiscounted cash flow, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. If the undiscounted cash flows are equal to or greater than the carrying value of the asset or group of assets, no impairment is recorded. If the undiscounted cash flows are less than the carrying value of the asset or group of assets, the Company records the difference between the carrying value of the asset and fair value based on the discounted future cash flows as an impairment charge presented separately in the combined statements of operations.

Revenue recognition

The Company recognizes revenue when persuasive evidence of a sale arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable and collection is reasonably assured. The Company defers the unearned component of payments received from customers for which the revenue recognition requirements have not been met. Consideration is generally allocated among the separate units of accounting based on their estimated relative fair values when elements have stand-alone value. If an element of a customer agreement does not have stand-alone value, revenue is deferred and recognized over the period services are provided. Revenue includes reimbursements for third parties for out of pocket costs, such as fuel, travel and accommodation costs. The related costs are included in cost of sales. The Company’s revenue recognition policy is described in more detail below.

(a)                    Sales of MultiClient library data

Late sales — The Company grants a license to a customer, which entitles the customer to have access to a specifically defined portion of the MultiClient data library. The customer’s license payment is fixed and determinable and typically is required at the time that the license is granted. The Company recognizes revenue

Notes to the Combined Financial Statements 2009 — Onshore Group

for late sales when the customer executes a valid license agreement and has received the underlying data or has the right to access the licensed portion of the data and collection is reasonably assured.

Pre-funding arrangements — The Company obtains funding from a limited number of customers before a seismic project is completed. In return for the pre-funding, the customer typically gains the ability to direct or influence the project specifications, to access data as it is being acquired and to pay discounted prices.

The Company recognizes pre-funding revenue as the services are performed on a proportional performance basis usually determined by comparing the completed square miles of a seismic survey to the survey size unless specific facts and circumstances warrant another measure. Progress is measured in a manner generally consistent with the physical progress on the project, and revenue is recognized based on the ratio of the project’s progress to date, provided that all other revenue recognition criteria are satisfied.

(b)                    Proprietary sales/contract sales

The Company performs seismic services under contract for a specific customer, whereby the seismic data is owned by that customer. The Company recognizes proprietary/contract revenue as the services are performed and become chargeable to the customer on a proportionate performance basis, usually determined by comparing the completed square miles of a seismic survey to the survey size unless specific facts and circumstances warrant another measure, over the term of each contract. Progress is measured in a manner generally consistent with the physical progress of the project, and revenue is recognized based on the ratio of the project’s progress to date, provided that all other revenue recognition criteria are satisfied.

The Company normally is entitled to progress payments as work is completed on pre-funding and proprietary projects. Depending upon progress of projects in progress, this can result in unbilled accounts receivable or billings in excess of revenues recognized.

(c)                     Revenues related party

The Company performs, from time to time, seismic services for related parties. Such services are mainly contract sales with terms similar to third party clients (described above). See Note 20 for description of related party revenues for the periods presented.

For multiple-deliverable arrangements significant management judgment may be required in order to allocate the consideration received to separate units of accounting, depending on the available evidence to support fair value which may include experience with similar transactions, evaluations of expected profit margins, external appraisals and other evidence as situations warrant.

Income taxes

The Company recognizes the amount of taxes payable or refundable for the year. In addition, deferred tax assets and liabilities are recognized for the expected future tax consequences of events that have been recognized in the financial statements or tax returns. A valuation allowance is provided for deferred tax assets if it is more likely than not that these items will not be realized.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the level of historical taxable income and projections for future taxable income over the periods in which the deferred tax assets are deductible, management believes it is more likely than not that we will realize the benefits of these deductible differences, net of the existing valuation allowances.

Notes to the Combined Financial Statements 2009 — Onshore Group

The Company recognizes interest and penalties related to unrecognized tax benefits within the provision for income taxes on continuing operations in the combined statements of operations.

The provision for income taxes has been computed as if the Company was a stand-alone entity and filed separate tax returns. The provision for income taxes was impacted by PGS worldwide’ tax structure and strategies, which were designed to optimize an overall tax position and not necessarily that of the Onshore business. To the extent the Company provides any U.S. tax expense or benefit, any related tax payable or receivable to the parent is reclassified as Parent net invested capital.

Certain Onshore legal entities and divisions do not file separate tax returns but rather are included in the income tax returns filed by PGS and its subsidiaries in various domestic and foreign jurisdictions. For purposes of these combined financial statements, the tax provision for Onshore was determined from Onshore’s financial information carved-out of the consolidated financial statements of PGS, including allocations and eliminations deemed necessary by management as though the Onshore legal entities and divisions were filing their own tax returns.

Employee benefits

Pension obligations

PGS has an U.S. defined contribution 401(k) plan where essentially all U.S. employees, including those of the Onshore group, are eligible to participate upon completion of certain period-of-service requirements. The plan allows eligible employees to contribute up to 100% of compensation, subject to plan and statutory limitations, on a pre-tax basis, with a 2009 statutory cap of $16,500 ($22,000 for employees over 50 years). Employee pre-tax contributions are matched by the Company as follows: the first 3% are matched at 100% and the next 2% are matched at 50%. All contributions vest when made. The employer matching contribution related to the plan was $0.4 million, $0.5 million and $0.4 million for the years ended December 31, 2009, 2008 and 2007, respectively. Contributions to the plan by employees for these periods were $1.0 million, $1.1 million and $1.0 million, respectively.

The Company has no further payment obligations once the contributions have been paid. The contributions are recognized as employee benefit expense when they are due.

Bonus plans

The Company recognizes expenses for bonus programs where contractually obliged or where there is a past practice that has created a constructive obligation.

Share-based payments

Employees of Onshore participate in PGS’s share-based payment programs. See Note 21 for further information of the programs and Note 20 for share option compensation costs charged for all periods presented.

Fair value is measured using the Black-Scholes pricing model. The expected life used in the model is based on management’s best estimate and takes into account the effects of non-transferability, exercise restrictions and behavioral considerations. The compensation cost is recognized on an accelerated basis over the vesting period whereby the fair value of an option award with multiple vesting periods is allocated to each individual vesting period and recognized as an expense over service period between the grant date and the vesting date.

Liability-settled share-based payment awards to employees are re-measured at the fair value of the equity instruments at each balance sheet date. All changes in the fair value of liability classified awards are recognized as adjustments to compensation cost proportionally over the vesting period. After the vesting period has been

Notes to the Combined Financial Statements 2009 — Onshore Group

completed, changes in fair value are recognized immediately in the periods in which they occur until an award is exercised, expires unused, or is forfeited.

Financial instruments

The carrying amounts of cash and cash equivalents, restricted cash, accounts receivable, accrued revenues and other receivables, other current assets, accounts payable and accrued expenses approximate their respective fair values because of the short maturities of those instruments. There was no long-term debt in the Company as of December 31, 2009 and 2008.

Comprehensive income

Comprehensive income is defined as the change in shareholders’ equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources, including foreign currency translation adjustments. Other comprehensive income is presented in the combined statements of changes in Parent net invested capital.

Classification in the combined balance sheets

An asset or liability is classified as current when it is part of a normal operating cycle, when it is held primarily for trading purposes, when it falls due within 12 months and when it consists of cash or cash equivalents on the balance sheet date. Other items are long-term.

Combined statements of cash flows

The Company’s combined statements of cash flows is prepared in accordance with the indirect method, where cash flows from operating activities are incorporated as a part of the cash flow statement, and where the cash flows are divided into operating activities, investing activities and financing activities.

Recent accounting pronouncements

On January 1, 2008, the Company adopted Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 820-10, “Fair Value Measurements and Disclosures” with respect to recurring financial assets and liabilities. The Company adopted ASC 820-10 on January 1, 2009, as it relates to nonrecurring fair value measurement requirements for nonfinancial assets and liabilities. ASC 820-10 defines fair value, establishes a framework for measuring fair value under generally accepted accounting principles, and expands disclosures about fair value measurements. The adoption of the standard had no impact on the combined financial results.

On July 1, 2009, the Company adopted ASC 105-10, “Generally Accepted Accounting Principles.” ASC 105-10 establishes the FASB Accounting Standards Codification (“Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with US GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification supersedes all existing non-SEC accounting and reporting standards. The FASB will now issue new standards in the form of Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the changes in the Codification. References made to FASB guidance have been updated for the Codification throughout this document.

Notes to the Combined Financial Statements 2009 — Onshore Group

Note 3 — Critical Accounting Judgments, Estimates and Assumptions

Critical judgments

The preparation of financial statements in accordance with US GAAP requires management to make estimates, assumptions and judgments that affect the reported amounts of assets and liabilities and the disclosure of contingent liabilities. In many circumstances, the ultimate outcome related to the estimates, assumptions and judgments may not be known for several years after the preparation of the financial statements. Actual amounts may differ materially from these estimates due to changes in general economic conditions, changes in laws and regulations, changes in future operating plans and the inherent imprecision associated with estimates.

In the process of applying the Company’s accounting policies, which are described above, judgments made by the management that have the most significant effect on the amounts recognized in the combined financial statements are described below.

Estimation uncertainty and assumptions

The key assumptions concerning the future and other key sources of estimation uncertainty at the balance sheet date that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are discussed below.

Deferred tax assets

Deferred tax assets are recognized for all unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgment is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and level of future taxable profits. The estimates of projected future taxable profits are based on a variety of factors and assumptions, many of which are subjective and are outside of the Company’s control. Accordingly these estimates could differ significantly from year to year, and the Company might end up realizing more or less of the deferred tax assets than the Company has recognized in the combined balance sheets.

Amortization of MultiClient library

In determining the annual amortization rates applied to the MultiClient library, management considers expected future sales and market developments and past experience. These expectations include consideration of geographic location, prospects, political risk, exploration license periods and general economic conditions. Management updates, at least annually, the total expected revenue for each survey or group of surveys of the MultiClient library. Because of the inherent difficulty in estimating future sales and market developments, it is possible that the amortization rates could deviate significantly from year to year. To the extent that such revenue estimates, or the assumptions used to make those estimates, prove to be higher than actual revenue, the Company’s future operations will reflect lower profitability due to increased amortization rates applied to the MultiClient library in later years, and the MultiClient library may also become subject to minimum amortization and/or impairment. The minimum amortization policy described in significant accounting policies is an additional element of the Company’s MultiClient library accounting policy in order to reduce the inherent risk in the general amortization policy that is based on the above described sales forecasting.

Property, equipment and other intangibles

Depreciation and amortization is based on management estimates of the future economic benefits and expected useful lives. These estimates may change due to changes in market conditions including competition, technological development, use of the assets and strategic considerations.

Notes to the Combined Financial Statements 2009 — Onshore Group

Impairment of property, equipment and intangibles

Property, equipment and intangibles are regularly reviewed for impairment, whenever events or changes in circumstances indicate that the balance sheet carrying amount of the asset may not be recoverable. In order to assess if there is any impairment, estimates are made of the future cash flows expected to result from the use of the asset and its eventual disposal.

Estimating future cash flows requires management to make judgments regarding long-term forecasts of future revenues and costs related to the assets subject to review. These forecasts are subject to uncertainty as they require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes in these assumptions could require a provision for impairment in a future period. Given the nature of these evaluations and their application to specific assets and specific times, it is not possible to reasonably quantify the impact of changes in these assumptions.

Income taxes

The Company is subject to income taxes in numerous jurisdictions. Significant judgment is required in determining the worldwide provision for income taxes. There are many transactions and calculations for which the ultimate tax determination is uncertain during the ordinary course of business. The Company recognizes liabilities for uncertain tax positions based on estimates of whether additional taxes will be due. Where the final tax outcome of these matters is different from the amounts that were initially recorded, such differences will impact the income tax and deferred tax provisions in the period in which such determination is made.

Provision for contingencies, claims and tax litigation

The Company records accruals for contingencies, claims and other uncertain liabilities when it is probable that a liability has been incurred and the amount can be reasonably estimated. These accruals are adjusted periodically as assessments change or new or additional information becomes available.

The outcomes of these issues are subject to a significant degree of uncertainty and management must make estimates and use judgment in determining the expected outcome.

Note 4 — Revenues, Geographic Information and Major Customers

Onshore is an oilfield service company principally involved in providing seismic operations on land, in shallow water and transition zones, including onshore MultiClient library. The Company serves a worldwide market.

The geographic classification of revenues listed below is based upon location of performance or, in the case of MultiClient seismic data sales, the area where the survey was physically conducted.

Revenues by geographic region:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
North America	60,081	165,094	154,295
Latin America	125,967	74,088	32,582
Eastern Hemisphere	14,014	39,595	58,813
Total	200,062	278,777	245,690

Notes to the Combined Financial Statements 2009 — Onshore Group

Total assets by geographic region:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
North America	111,434	162,274
Latin America	73,150	47,367
Eastern Hemisphere	8,086	13,803
Total	192,670	223,444

For the year ended December 31, 2009, the two most significant customers accounted for 22.7% and 15.7% of the total revenues. For the years ended December 31, 2008 and 2007, one individual customer represented 13.6% and 13.8%, respectively, of total revenues.

In certain of the regions where the Company operates, a significant share of its employees is organized in labor unions. Similarly the Company’s operations in certain regions are members of employer unions. Therefore, the Company may be affected by labor conflicts involving such labor and employer unions.

Note 5 — Depreciation and Amortization

Depreciation and amortization consists of the following:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
Gross depreciation and amortization	(20,958)	(16,926)	(12,726)
Depreciation capitalized in MultiClient library (Note 14)	—	2,013	1,946
Total	(20,958)	(14,913)	(10,780)

Note 6 — Interest Expense

Interest expense consists of the following:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
Interest expense gross, external	(3)	(281)	(856)
Interest expense, related party	(10,465)	(15,290)	(13,446)
Interest capitalized in MultiClient library (Note 14)	200	2,092	1,858
Total	(10,268)	(13,479)	(12,444)

Notes to the Combined Financial Statements 2009 — Onshore Group

Note 7 — Other Financial Items, Net

Other financial items, net, consist of the following:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
Foreign currency gain (loss), net	2,091	(3,239)	(30)
Other	(303)	(210)	17
Total	1,788	(3,449)	(13)

Note 8 — Income Taxes

The income tax provision from continuing operations has been computed on a separate return basis. To the extent we provide any U.S. tax expense or benefit, any related tax payable or receivable to the parent is reclassified to equity.

The net income tax expense from continuing operations consists of the following:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
Current taxes (benefit):
U.S.	(4,306)	1,329	1,685
Foreign	(2,226)	5,658	10,262
Total current	(6,532)	6,987	11,947
Deferred taxes (benefit):
U.S.	14,437	3,828	94
Foreign	3,313	2,668	(412)
Total deferred	17,750	6,496	(318)
Total income tax expense	11,218	13,483	11,629

The (loss) income before tax consists of the following from:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
U.S.	(18,499)	13,656	13,161
Foreign	(11,552)	(19,426)	(19,103)
Total	(30,051)	(5,770)	(5,942)

Notes to the Combined Financial Statements 2009 — Onshore Group

The income tax expense differs from the amounts computed when applying the U.S. statutory tax rate to loss before income taxes as a result of the following:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
Loss before income tax expense	(30,051)	(5,770)	(5,942)
U.S. statutory rate	35%	35%	35%
Tax benefit at statutory rate	(10,518)	(2,020)	(2,080)
Increase (reduction) in income taxes from:
Foreign jurisdictional rate variances	143	573	1,109
Change in valuation allowance	20,565	9,989	1,409
Foreign and state tax	(463)	4,218	6,466
Change in tax contingencies recognized as tax (benefit) expense	(2,813)	988	2,813
Capital loss expired	1,680	—	—
Other permanent items	2,624	(265)	1,912
Income tax expense	11,218	13,483	11,629

Tax effects of the Company’s temporary differences are summarized as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Deferred tax assets:
Current assets and liabilities	(915)	(238)
Expenses deductible when paid	(2,622)	(1,751)
Long term assets and liabilities	(6,270)	(4,489)
Tax losses carried forward	(46,563)	(44,892)
Deferred tax assets, gross	(56,370)	(51,370)
Deferred tax liabilities:
Current assets and liabilities	5,928	2,596
Expenses deductible when paid	58	534
Long term assets and liabilities	5,267	4,043
Deferred tax liabilities, gross	11,253	7,173
Valuation allowances:
Net operating loss carry forwards	46,255	30,360
Other	3,407	633
Total valuation allowance	49,662	30,993
Net deferred tax assets	4,545	(13,204)

Net deferred tax assets and liabilities, in the combined balance sheets, are presented as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Deferred tax assets, current	—	(2,166)
Deferred tax assets, long-term	(309)	(11,038)
Deferred tax liability, current	4,854	—
Net deferred tax liabilities (assets)	4,545	(13,204)

Notes to the Combined Financial Statements 2009 — Onshore Group

Available evidence, including recent profits and estimates of projected future taxable income, has supported a more likely than not conclusion that the related deferred tax assets would be realized in the future. A valuation allowance has been established on certain operating loss carry forwards on the basis that we believe these assets will not be utilized in the statutory carry over period.

Tax losses carried forward both recognized and unrecognized and with expiration periods starting as of December 31, 2010, are summarized as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
U.S.	51,700	54,231
Foreign	96,592	86,721
Losses carried forward	148,292	140,952

The taxes are computed based on a separate return method, and therefore the Company reflects U.S. net operating loss carry forwards, of which a significant balance does not remain in the parent enterprise’s consolidated U.S. tax return.

As of January 1, 2006, the Company adopted FASB Interpretation No. (FIN) 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109” (included in FASB Subtopic 740-10, Income Taxes-Overall). FIN 48, as amended in May 2007 by FASB Staff Position (FSP) FIN 48-1, “Definition of ‘Settlement’ in FASB Interpretation No. 48,” prescribes a minimum recognition threshold and measurement methodology that a tax position taken or expected to be taken in a tax return is required to meet before being recognized in the financial statements. It also provides guidance for derecognition, classification, interest and penalties, accounting in interim periods, disclosure, and transition.

The unrecognized tax benefits are with regards to foreign jurisdictions, related to the disallowance of tax loss carryovers, the use of net profits tax versus deemed profits tax, and the disallowance of deductible expenses.

Notes to the Combined Financial Statements 2009 — Onshore Group

The following table presents the reconciliation of the total amounts of unrecognized tax benefits from January 1, 2007 to December 31, 2009:

		Interest and
(In thousands of U.S. Dollars)	Tax benefits	penalties
Balance at January 1, 2007	3,066	886
Change in prior year tax positions	2,800	—
Change in current year tax positions	—	—
Cash settlements with taxing authorities	—	—
Lapse of statute of limitations	—	—
Balance at December 31, 2007	5,866	886
Change in prior year tax positions	517	467
Change in current year tax positions	—	—
Cash settlements with taxing authorities	—	—
Lapse of statute of limitations	—	—
Balance at December 31, 2008	6,383	1,353
Change in prior year tax positions	(2,854)	184
Change in current year tax positions	—	—
Cash settlements with taxing authorities	—	—
Lapse of statute of limitations	—	—
Balance at December 31, 2009	3,529	1,537

In 2009, the Company received settlements for the income tax years 2005, 2006 and 2007 in Libya. They were all favorable and a provision of $2.8 million was reversed. As of December 31, 2009, the Company estimated that unrecognized tax benefits could be settled within the next 12 months and that the remaining balance of unrecognized tax benefits, if resolved in its favor, would positively impact the effective tax rate and, therefore, be recognized as additional tax benefits in our combined statements of operations. The Company files income tax returns in the U.S. federal jurisdiction and in various states and foreign jurisdictions. In most cases, the Company is no longer subject to U.S. federal, state, and local, or non- U.S. income tax examination by tax authorities for years before 2003. The tax filings of the Company’s unconsolidated affiliates and related entities are routinely examined in the normal course of business by tax authorities. Currently, the Company’s U.S. federal tax filings are under review for tax year 2006.

Note 9 — Restricted Cash

Restricted cash totaled $0.3 million as of December 31, 2009 and 2008, relating to performance bid guarantees.

Note 10 — Accounts Receivable

Accounts receivable consist of the following:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Accounts receivable — trade	47,608	40,124
Allowance for doubtful accounts	(100)	—
Total	47,508	40,124

Notes to the Combined Financial Statements 2009 — Onshore Group

The change in allowance for doubtful accounts is as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Balance as of January 1	—	(45)
New and additional allowances	(100)	(90)
Write-offs and reversals	—	135
Balance as of December 31	(100)	—

Note 11 — Accrued Revenues and Other Receivables

Accrued revenues and other receivables consist of the following:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Accrued, not invoiced revenues	12,097	22,423
VAT receivable	1,962	2,199
Other receivables	—	712
Total	14,059	25,334

Note 12 — Other Current Assets

Other current assets consist of the following:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Deferred mobilization expense	8,287	6,080
Prepaid operating expenses	3,763	4,234
Withholding taxes and taxes receivable	2,909	2,777
Other	2,275	1,209
Total	17,234	14,300

Notes to the Combined Financial Statements 2009 — Onshore Group

Note 13 — Property and Equipment, net

The components of property and equipment, net, including property and equipment under capital leases, are summarized as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Seismic operating equipment	174,941	173,671
Fixtures, furniture and fittings	20,537	17,853
Buildings and leasehold improvements	199	1,118
Land	—	171
Gross purchase costs	195,677	192,813
Accumulated depreciation	(148,949)	(134,924)
Property and equipment, net	46,728	57,889

For details of the estimated useful lives for the Company’s property and equipment, see Note 2. There were no property and equipment under capital leases as of any of the dates presented.

Note 14 — MultiClient Library, net

The components of the MultiClient library, net, are summarized as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Balance as of January 1	59,377	40,438
Cash investments (a)	3,982	62,853
Capitalized depreciation (Note 5)	—	2,013
Impairment	(7,761)	—
Amortization expense	(3,270)	(45,927)
Balance as of December 31	52,328	59,377

(a)               Includes capitalized interest of $0.2 million and $2.1 million for the years ended December 31, 2009 and 2008, respectively. Capitalized interest for the year ended December 31, 2007 was $1.9 million.

For the year ended December 31, 2009, the Company recorded $0.3 million of non-sales related amortization. For the years ended December 31, 2008 and 2007, there were no additional non-sales related amortization or impairments.

Notes to the Combined Financial Statements 2009 — Onshore Group

The net carrying value of the MultiClient library, by the year in which the components were completed, is summarized as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Completed surveys:
Completed during 2007	3,514	3,514
Completed during 2008	31,542	40,860
Completed during 2009	16,302	—
Completed surveys	51,358	44,374
Surveys in progress	970	15,003
MultiClient library	52,328	59,377

For information purposes, the following shows the hypothetical application of the Company’s minimum amortization requirements to the components of the existing MultiClient library. These minimum amortization requirements are calculated as if there will be no future sales of these components.

December 31, 2009
Minimum future
(In thousands of U.S. Dollars)	amortization
During 2010	626
During 2011	1,935
During 2012	17,616
During 2013	25,415
During 2014	6,541
During 2015	195
Future minimum amortization	52,328

Because the minimum amortization requirements generally apply to the MultiClient library on a survey-by-survey basis rather than in the aggregate, the Company may incur significant minimum amortization charges in a given year even if the aggregate amount of ordinary amortization charges recognized exceeds the aggregate minimum amortization charges above.

Note 15 — Other Long-Term Assets

Other long-term assets consist of the following:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Long-term receivables	878	—
Deposits and prepaid expenses	322	880
Total	1,200	880

Notes to the Combined Financial Statements 2009 — Onshore Group

Note 16 — Licenses, net

The components of licenses, net, are summarized as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Gross purchase costs	228	190
Accumulated depreciation	(114)	(47)
Licenses, net	114	143

Licenses have finite useful lives over which the assets are amortized.

Note 17 — Leases, Commitments and Contractual Obligations

Leases

The Company has operating lease commitments expiring at various dates through 2018. Future minimum payments related to non-cancelable operating leases were as follows:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
2009	—	930
2010	885	885
2011	707	707
2012	609	609
2013	609	609
2014	609	609
Thereafter	2,387	2,389
Total	5,806	6,738

The Company did not have capital lease arrangements as of any of the dates presented. The future minimum payments under the Company’s operating leases, as presented in the table above, relate to office leases only.

Rental expense for operating leases, including leases with terms of less than one year, was $0.9 million, $2.7 million and $5.4 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Notes to the Combined Financial Statements 2009 — Onshore Group

Note 18 — Accrued Expenses

Accrued expenses consist of the following:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Accrued employee benefits	7,976	4,790
Accrued sales tax and VAT	6,363	1,064
Customer advances and deferred revenue	4,875	3,029
Accrued operating expenses - land crews	3,748	5,204
Other	71	409
Total	23,033	14,496

Note 19 — Other Long-Term Liabilities

Other long-term liabilities consist of the following:

	December 31,
(In thousands of U.S. Dollars)	2009	2008
Tax contingencies	1,113	7,745
Retention bonus, long-term	—	642
Other	—	88
Total	1,113	8,475

Note 20 — Related Party Transactions

As a consequence of the ownership structure, Onshore has historically maintained a significant business relationship with PGS. Onshore and PGS subsidiaries have certain common officers, directors, and shareholders.

Shared services allocations, accounting and reporting software allocations, corporate service fee, technology marketing fee, and reimbursements are paid to PGS in accordance with management agreements between PGS and Onshore (see Note 2). All intercompany services are charged with an intercompany service fee. The following table summarizes the expense allocations reflected, in operating expenses, in the combined statements of operations:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
Shared services allocations	6,368	6,085	5,310
Allocated costs for financial accounting and reporting software	256	805	849
Corporate service fee	2,991	4,295	4,895
Share option compensation costs (Note 21)	948	(1,832)	1,687
Technology marketing fee	—	285	—
Intercompany service fee	613	728	555
Total	11,176	10,366	13,296

Notes to the Combined Financial Statements 2009 — Onshore Group

During each period presented, PGS provided data processing and technology services to Onshore. All services are based on market prices. The costs are included in cost of sales in the combined statements of operations, as follows:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
Data processing services	1,497	2,555	1,948
Technology services	108	1,722	—
Total	1,605	4,277	1,948

During the years ended December 31, 2009 and 2008, Onshore provided seismic services to PGS totaling $5.1 million and $5.7 million, respectively, included in revenues in the combined statements of operations. There were no such services provided in the year ended December 31, 2007.

For the years ended December 31, 2009, 2008 and 2007, Onshore was charged with intercompany interest expense of $10.5 million, $15.3 million and $13.4 million, respectively, on net intercompany debt to Parent which is presented within Parent net invested capital.

See Note 2 Relationship with Parent for more detailed description of intercompany transactions with PGS.

Note 21 — Employee Share Option Programs

In 2009, 2008 and 2006, PGS established three employee share option programs where options were granted to certain key employees including Onshore employees. Additional options were also granted from the 2006 plan in the years ended December 31, 2007 and 2008.

PGS’s share option programs are considered as liability classified awards for Onshore employees. One third of the options vest each of the three years subsequent to the date of grant. The first possible exercise is one year after grant date. The latest possible exercise date is five years subsequent to the grant date. Fair value is measured using the Black-Scholes pricing model. The expected life used in the model has been adjusted based on management’s best estimate, for the effects of non-transferability, exercise restrictions and behavioral considerations. The options may only be exercised four times a year, during a defined period after the publication of PGS’s quarterly earnings release.

The maximum gain on the options in the 2009 and 2008 employee option programs are subject to a cap of 1.5 times the employee’s salary for each calendar year. There is no cap on the 2006 employee option program.

For options granted under the 2009 and 2008 employee option programs the exercise price corresponds to the weighted average trading price for PGS’s ordinary shares on the Oslo Stock Exchange at the date of grant. For options granted under the 2006 employee option program, the exercise price corresponds to the weighted average trading price for PGS’s ordinary shares on the Oslo Stock Exchange the week before the options were granted.

Share-based compensation expense under liability classified awards is initially measured at fair value and is re-measured at each balance sheet date until an award is exercised, expires, or is forfeited. Share-based compensation expense including changes in fair value are recognized in the combined statements of operations proportionally over the service period, and immediately for changes in fair value after the service period is completed up until an award is exercised, expires or is forfeited. The options include a service condition as the individuals participating in the plan must be employed by PGS for a certain period of time in order to earn the

Notes to the Combined Financial Statements 2009 — Onshore Group

right to exercise the share options. The cap of 1.5 times the employee’s salary for each calendar year for options granted under the 2009 and 2008 employee option programs are assessed as a market condition, due to the linkage to the intrinsic value of the award at the date of exercise. The options granted under the 2006 employee option program do not include performance or market conditions.

The compensation amounts charged against Onshore’s income for these plans were costs of $0.9 million and $1.7 million for the years ended December 31, 2009 and 2007, respectively, while there was a reduction of previously recognized expense of $1.8 million in the year ended December 31, 2008 (see Note 20) with a corresponding increase (decrease) in Parent net invested capital. The actual tax benefit realized for the tax deductions from option exercises totaled $0.2 million for the year ended December 31, 2007, while there were no such benefits for the years ended December 31, 2009 and 2008. The liability for the outstanding share options was $996,898 and $49,139 as of December 31, 2009 and 2008, respectively.

The tables below detail the Company’s outstanding options for the years presented.

Year ended December 31, 2009:

	Options				Options	Weighted-	Options
	outstanding	Options	Options	Options	outstanding	average	exercisable
	December 31,	granted in	exercised in	forfeited in	December 31,	remaining	December 31,
Grant date:	2008	2009	2009	2009	2009	contractual term	2009
July 2006	207,003	—	—	(24,999)	182,004	1.5 years	182,004
May 2007	24,000	—	—	—	24,000	2.4 years	16,000
June 2008	371,000	—	—	(18,000)	353,000	3.4 years	124,332
June 2009	—	435,000	—	—	435,000	4.4 years	—
Total	602,003	435,000	—	(42,999)	994,004	3.8 years	322,336

Year ended December 31, 2008:

	Options				Options	Weighted-	Options
	outstanding	Options	Options	Options	outstanding	average	exercisable
	December 31,	granted in	exercised in	forfeited in	December 31,	remaining	December 31,
Grant date:	2007	2008	2008	2008	2008	contractual term	2008
July 2006	230,007	—	(2,001)	(21,003)	207,003	2.5 years	119,994
May 2007	24,000	—	—	—	24,000	3.4 years	8,000
June 2008	—	407,000	—	(36,000)	371,000	4.4 years	—
Total	254,007	407,000	(2,001)	(57,003)	602,003	3.8 years	127,994

Year ended December 31, 2007:

	Options				Options	Weighted-	Options
	outstanding	Options	Options	Options	outstanding	average	exercisable
	December 31,	granted in	exercised in	forfeited in	December 31,	remaining	December 31,
Grant date:	2006	2007	2007	2007	2007	contractual term	2007
July 2006	318,000	—	(87,993)	—	230,007	3.5 years	18,000
May 2007	—	24,000	—	—	24,000	4.4 years	—
Total	318,000	24,000	(87,993)	—	254,007	3.6 years	18,000

Notes to the Combined Financial Statements 2009 — Onshore Group

No share options were exercised in the year ended December 31, 2009. For the years ended December 31, 2008 and 2007, following share options were exercised:

	Year ended December 31, 2008				Year ended December 31, 2007
				Total
			Share price	intrinsic			Share price	Total
	Options		at exercise	value	Options		at exercise	intrinsic
Granted	exercised	Exercised date	date	NOK	exercised	Exercise date	date	value NOK
July 2006	2,001	May 19, 2008	NOK 161.50	100,050	6,999	August 4, 2007	NOK 125.02	94,626
					80,994	November 3, 2007	NOK 155.71	3,580,745
					87,993			3,675,371

No share options have expired during the years ended December 31, 2009 and 2008.

The intrinsic value of all vested options and options expected to vest as of December 31, 2009 was zero.

Grant date information and fair value assumptions are as follows:

	Options						Estimated fair value
	outstanding						at grant date
	December 31,	Average	Risk free	Dividend	Volatility	Weighted	(average NOK/USD
Grant date:	2,009	exercise price	rate	yield	factor	average life	per share option)
July 2006 (a)	182,004	NOK 111.50	3.92-4.00%	—	45%	3.5 years	NOK 44.10/$7.12
May 2007 (a)	24,000	NOK 140.41	5.02%	—	43%	3.5 years	NOK 55.20/$8.87
June 2008	353,000	NOK 133.05	5.75%	—	46%	2.5 years	NOK 35.55/$6.77
June 2009	435,000	NOK 40.29	2.28%	—	55%	2.4 years	NOK 13.68/$2.15
Total	994,004

(a) Exercise price is adjusted for special dividend of NOK 10 per share distributed in July 2007.

Total net unrecognized compensation cost as of December 31, 2009 was $2,078,576 (related to non-vested share-based options), which is expected to be recognized over a period of 2.5 years (main portion within 1 year).

Note 22 — Supplemental Cash Flow Information

Cash paid during the years presented includes payments for:

	Years ended December 31,
(In thousands of U.S. Dollars)	2009	2008	2007
Interest paid (external)	3	281	858
Income taxes	5,060	6,735	3,251

Interest paid excludes the impact of interest capitalized to MultiClient library of $0.2 million. $2.1 million and $1.9 million for the years ended December 31, 2009, 2008 and 2007, respectively.

Note 23 — Contingencies

Onshore is involved in various claims, legal actions and tax uncertainties arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s financial position, results of operations, or liquidity.

Notes to the Combined Financial Statements 2009 — Onshore Group

Note 24 — Subsequent Events

The Company has evaluated subsequent events from the balance sheet date through August 11, 2010, the date at which the combined financial statements were available to be issued.

On February 12, 2010, PGS sold its Onshore business to Geokinetics, Inc. (“Geokinetics”) where Geokinetics paid approximately $184 million in cash and PGS received 2.15 million shares in Geokinetics, corresponding to a 12% ownership.

In April 2010, the Company received the final result of a Saudi Arabia court case relating to income tax years 2000 and 2001. It was resolved in the Company’s favor, and a previously recognized provision of $2.4 million including penalties of $0.6 million was reversed. The remaining provision in the combined balance sheets is $1.6 million including penalties of $0.3 million, which relates to income tax years 2002 and 2003 as the Company has not received the final result from the court case for these years.